Exhibit 99.1

American States Water Company Announces Settlement Agreement in a General Rate Case

SAN DIMAS, Calif.--(BUSINESS WIRE)--December 3, 2018--American States Water Company (NYSE: AWR) announced that on November 28, 2018, its regulated utility subsidiary Golden State Water Company (GSWC), on behalf of its Bear Valley Electric Service (BVES) division, and the Public Advocates Office at the California Public Utilities Commission (CPUC) filed a joint motion to adopt a settlement agreement between GSWC and the Public Advocates Office in connection with the electric utility general rate case. GSWC had filed a general rate case application in May 2017 for BVES to determine new rates for the years 2018 – 2021. A decision in this case is expected in 2019 and when approved by the CPUC, the new rates will be retroactive to January 1, 2018.

The proposed settlement agreement, if approved by the CPUC, resolves all the issues in the electric general rate case application and among other things (i) agrees to extend the rate cycle by one year and, therefore, will set new rates over five years beginning in 2018 through 2022, (ii) adopts an electric gross margin for 2018 of $22.5 million (derived by subtracting total supply costs adopted in the settlement agreement from the adopted revenue requirement), which is an increase of approximately $2.0 million compared to the 2017 adopted electric gross margin (adjusted for tax reform), (iii) authorizes BVES to construct all the capital projects requested in its application and increased for the addition of a fifth year in the rate cycle, which are dedicated to improving system safety and reliability and total approximately $44 million over the 5-year rate cycle, (iv) incorporates a previous stipulation in the case, which authorizes a new return on equity for BVES of 9.60% and adopts the capital structure and debt cost approved by the CPUC in March 2018 in connection with GSWC's water segment cost of capital proceeding, and (v) approves recovery of certain expenses incurred in prior years that were being tracked in a memorandum account. In addition, in accordance with the settlement between GSWC and the Public Advocates Office, the adopted electric gross margin will increase by $1.2 million for each of the years 2019 and 2020, by $1.1 million in 2021, and by $1.0 million in 2022. The rate increases for 2019 – 2022 are not subject to an earnings test.

Because of the delay in finalizing the electric general rate case, year-to-date 2018 billed electric revenues have been based on 2017 adopted rates, pending a final decision by the CPUC in this rate case application. As a result of all the factors discussed above, earnings per share at AWR’s electric utility segment for the nine months ended September 30, 2018 would have been higher by approximately $0.03 per share from our reported results had the new rates in the settlement agreement been approved by the CPUC prior to the third quarter of 2018. Because the new rates are retroactive to January 1, 2018, this cumulative impact is expected to be recorded at the time a decision is issued by the CPUC.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 64 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707